EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 15th day of March, 2012 (the "Effective Date") by and between Duckwall-ALCO Stores, Inc., a Kansas corporation (the “Company”), and Ted Beaith, an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein;

WHEREAS, the Employee desires to enter into an agreement with Company to provide services for the Company under the terms and conditions hereinafter provided;

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound, hereby mutually covenant and agree as follows:

I.	DEFINITIONS

The following terms used in this Agreement shall have the meanings set forth below:

A. “Affiliate” of the Company shall mean any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

B. “Base Salary” shall mean the amount set forth in Section III(A).

C. “Board” shall mean the board of directors of the Company.

D. “Cause” shall mean the following:

1. Employee’s violation of any provision of this Agreement or any other agreement between Employee and the Company and Employee's failure to cure such violation within thirty (30) days after Employee has been notified of such violation by the Company;

2. Employee's engaging in conduct which is fraudulent, dishonest or illegal in the course of Employee's duties hereunder or in the course of any actions involving the Employee and the Company, an Affiliate, any Customers, or the Company's owners, directors, officers, contractors, or employees;

3. Employee’s gross negligence or willful misconduct in the performance or nonperformance of duties or responsibilities hereunder or Employee's inability or refusal to perform Employee's duties in a proper and reasonable fashion;

4. Employee’s engagement in misconduct which is materially injurious or materially damaging to the Company or any Affiliate or the reputation of the Company or any Affiliate;

5. Employee’s conviction of, or the plea of nolo contendere or guilty to, a felony;

6. Failure to cooperate with regulatory or legal proceedings;

7. Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures;

8. Employee’s material breach or violation of the Company’s policies, including but not limited to those on discrimination, harassment or substance abuse, including any use of illegal drugs, or abuse of prescription drugs, regardless of whether the Employee is at work or away from work;

9. Failure to carry out any reasonable, lawful instructions of the Company;

10. Breach by the Employee of a fiduciary obligation to the Company;

11. Acting in a manner disloyal or in conflict with the interests of the Company;

12.  Competition with the Company, or personal utilization of opportunities which could be for the benefit of the Company; or

13. Absence from work for more than seven (7) days without prior written approval of Company (excluding absences for legitimate medical reasons, including leave permitted in accordance with the Family and Medical Leave Act, if applicable).

E. “Competitor” shall have the meaning set forth in Section IV(D).

F. “Confidential Information” shall have the meaning set forth in Section IV(F).

G. "Contract Year" shall mean the period commencing on the day of the Effective Date and ending one (1) year after such day.

H. “Change of Control” shall mean a change in control of a nature as set forth in the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan of 2003, or as may be amended (“ISO Plan”).

I. "Customer" shall have the meaning set forth in Section IV(B).

J. “Disability” and "Disabled" means that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that, even with reasonable accommodation of the disability, can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Employee will be deemed Disabled hereunder if determined to be totally disabled by the social security administration, or a disability insurance program where the definition of disability applied under such disability insurance program complies with the requirement of this paragraph.

K. “Earned Obligations” shall mean, as of the date of Termination of Employment, the sum of (A) the Employee’s aggregate Base Salary through such date to the extent not theretofore paid, (B) all vacation pay, expense reimbursements and other cash entitlements earned by the Employee hereunder as of such date to the extent not theretofore paid, and (C) any bonus earned by Employee under any bonus plan adopted by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") as set forth in Section  III(B) of this Agreement prorated for any partial fiscal year of the Company worked by Employee provided no such bonus shall be paid if Employee has been terminated for Cause.

L. “Good Reason” means any of the following:

1. A material diminution in the Employee’s Base Salary; or

2. Any other action or inaction that constitutes a material breach by the Company of this Agreement.

The Company’s placing of Employee on paid leave for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate Employee’s employment for Cause will not constitute Good Reason. The term “Good Reason” is intended to be an exempt “involuntary separation of service” under Treas. Reg. § 1.409A-1(n).

M. “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or any other entity or governmental or other agency or political subdivision thereof.

N. “Termination of Employment” shall mean a separation from service as defined by Internal Revenue Code § 409A and the final regulations thereunder by the Employee with the Company due to (i) the Employee’s death or Disability, (ii) termination by the Company of the Employee’s employment for Cause or without Cause, (iii) resignation by the Employee from the employ of the Company, (iv) retirement of the Employee, or (v) any other reason.

II.	EMPLOYMENT AND TERM

A. Employment.  The Company hereby offers to employ the Employee as an employee of the Company, and the Employee hereby accepts such employment.  Employee will be employed in the position of Chief Information Officer and Senior Vice President Supply Chain of the Company.

B. Employment Period.  The Employee’s employment under this Agreement will begin on the Effective Date, and the Agreement will thereafter govern Employee’s employment with the Company until the effective date of the Termination of Employment, the “Employment Period.”

C. Duties.  The Employee shall have all powers, duties and responsibilities commensurate with his or her position as set forth in Section II hereof or as may be assigned by the Company from time to time (provided any such powers, duties and responsibilities assigned by the Company are commensurate with such position). The Employee shall devote substantially all of his or her business time, attention and energies to the performance of the duties hereunder. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Employee from managing personal investments, personal business affairs and other personal matters, or serving on civic or charitable boards or committees, provided that none of such activities interfere with the performance of the duties and responsibilities hereunder or conflicts or competes with the interests of the Company or any Affiliate. The Employee shall not serve on the Board of Directors or similar governing body of any for-profit Person without the prior written consent of the President of the Company.   The Employee shall report to the President and Chief Executive Officer.

D. Location.  The Employee’s principal place of employment shall be as designated by the Company's President in the President's sole discretion.  The Employee agrees to be regularly present at that office.  The Employee acknowledges that Employee may be required to travel from time to time in the course of performing duties for the Company.

III.	COMPENSATION AND BENEFITS

A. Base Salary.  For services performed by the Employee for the Company and its Affiliates pursuant to this Agreement, the Company shall pay the Employee an initial Base Salary of Two Hundred Five Thousand Dollars ($205,000.00) per year, payable in accordance with the Company’s regular payroll practices and subject to annual review by the Compensation Committee of the Company's Board.

B. Benefits and Bonus.

1. The Employee shall be entitled to participate in any bonus plan and such fringe benefits, if any, by way of insurance, hospitalization, and vacations normally provided to other members of the executive management of the Company generally and such additional benefits as may be from time to time agreed upon in writing between the Employee and the Company or as provided in the terms of the plans providing such benefits that the  Compensation Committee of the Board of the Company may from time to time adopt.  The Company, at its sole discretion may pay, or not pay, any other bonus as it determines.  If the Compensation Committee adopts a bonus plan, the bonus plan shall provide for a bonus of up to forty percent (40%) of Employee's Base Salary if certain targets are met as set forth in the adopted bonus plan.

2. Employee acknowledges and agrees that it must reimburse the Company and/or have the Company offset any payments due to Employee to the extent that any bonuses are paid on financial information which is later determined to be overstated due to (1) a material (as determined by the Compensation Committee, which decision is binding and unappealable) mistake, miscalculation or intentional misstatement by the Company; or (2) the material  (as determined by the Compensation Committee, which decision is binding and unappealable) noncompliance of the Company with any financial reporting requirement under federal or state securities laws  and results in any financial restatement, which would have lessened the amount paid to Employee. Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (as amended from time to time), Employee agrees that the terms of this Section III(B)(2) apply for three (3) years after any bonus based upon inaccurate financial information of the Company is paid to Employee, regardless if this Agreement has been terminated before the end of such three (3) year period for any reason.

C. Business Expenses.  Employee will be reimbursed for all reasonable business expenses incurred by Employee in performing Employee’s responsibilities under the Employment Agreement in accordance with Company policies.

D. Relocation Expenses.  N/A

E. Stock Options.  Subject to the approval and authorization by the Compensation Committee of the Board of Directors of the Company, Employee will be granted options to purchase 7,500 shares of the Company’s common stock  (the "Options") as provided in the Company’s ISO Plan.  The exercise price of the Options will be as set forth in the ISO Plan.  The Options shall vest, be exercisable and otherwise governed in accordance with the ISO Plan.  The Company and Employee agree to enter into a separate Stock Option Agreement regarding the Options. The Options granted to Employee under this Agreement are in consideration of Employee's execution of this Agreement and his or her agreement to comply with all covenants set forth herein.

F. Vacation.  Employee will be entitled to three (3) weeks of paid vacation per Contract Year during Employee’s employment.

IV.	COVENANTS

A. Non-Solicitation of Employees or Contractors.  During the Employment Period and for twelve (12) months after the Termination of Employment of the Employee for any reason (the "Restricted Period"), the Employee agrees to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any Person, (i) soliciting or encouraging any employee or independent contractor of the Company or an Affiliate, to leave the employment of, or terminate any engagement with, the Company or an Affiliate or (ii) hiring any person that was an employee or independent contractor of the Company or an Affiliate within twelve (12) months of such individual's termination of an employment or contractor arrangement with the Company or an Affiliate.

B. Non-Solicitation of Vendors. During the Restricted Period, the Employee agrees to refrain from, directly or indirectly through any other Person, influencing or attempting to influence vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company (collectively, "Customers") to divert any Customer's business away from the Company or any Affiliate, and the Employee will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate and any Customer.

C. Notice to New Employers. Before Employee either applies for or accepts employment with any other person or entity while any of this Section IV is in effect, the Employee will provide the prospective employer with written notice of the provisions of this Section IV and will deliver a copy of the notice to the Company.

D. Noncompetition.  During the Restricted Period, the Employee will not, either directly or indirectly, own, manage, operate, join or control or participate (or serve as a consultant or director, or in a similar position) in the ownership, management, operation or control of, any business, entity, firm, partnership, corporation or other Person, whether, private, governmental or quasi-governmental (“Competitor”), other than the Company and its Affiliates, which, directly or indirectly, in any state where the Company has a retail establishment: (i) engages in the business of the development, design, production, supply, sale or distribution of discount consumable basic or general merchandise retail stores; (ii) generally engages in the discount consumable basic or general merchandise retail business, including but not limited to businesses such as Wal-Mart, Sam's Club, Target, Dollar General, Costco, K-Mart, Big Lots, ShopKo, Walgreen's, Rite-Aid, CVS, Family Dollar Stores, Fred's Inc., Dollar Tree Stores, or any similar stores; (iii) engages in any other business engaged in or being developed by the Company or its Affiliates in which the Employee has played a material role in the acquisition, development or management of such business; or (iv)  plans to engage in the discount consumable basic or general merchandise business or any other business engaged in or being developed by the Company or any Affiliate; provided, however, that the Employee will not be deemed to engage in any of the businesses of any publicly traded corporation solely by reason of Employee's ownership of less than 2% of the outstanding stock of such Person or by serving as a director on the board of directors of a customer or supplier of the Company at the request of the Company.

E. No Public Statements. Both parties agree to not make any public statements regarding Employee's employment or the termination of Employee's employment (for whatever reason) that are not agreed to by the other party. Both parties agree not to make any public statement that would libel, slander or disparage the other party, including any party's Affiliates or respective past or present officers, directors, employees or agents.

F. Nondisclosure of Confidential Information.

1. Company Information.  In the performance of Employee's duties, the Employee will have, has previously had, and may be expected in the future to have, access to Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, methods, strategies, services, Customer lists, prospective Customer lists, Customer records, telephone lists and all other information with respect to Customers (including, but not limited to, Customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employment Period), documents, notes, working papers, records, systems, contracts, agreements, market data and related information, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering information, hardware configuration information, marketing plans, finances, pricing and credit documents and policies, service development techniques or plans, business acquisition plans, new personnel acquisition plans or other business information presently owned or at any time hereafter developed by the Company or its Affiliates, agents or consultants or used presently or at any time hereafter in the course of the business of the Company and its Affiliates, that are not otherwise part of the public domain (collectively, the “Company Information”).

All such Company Information is considered secret and has been and/or will be disclosed to the Employee in confidence, and the Employee acknowledges that, as a consequence of Employee's employment and position with the Company and any Affiliate, the Employee will have access to and become acquainted with Company Information. Except in the performance of Employee's duties to the Company or its Affiliates, the Employee shall not, during the Employment Period and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Company Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Company Information, which the Employee has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Company Information.

Upon termination of this Agreement, or whenever requested by the Company, the Employee shall promptly deliver to the Company any and all of the Company Information and copies thereof, not previously delivered to the Company or its Affiliates, that may be in the possession or under the control of the Employee. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between or among the Employee and the Company (and/or any Affiliate), (ii) such Company Information which has become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved, (iii) the Employee’s general skills and education, and know-how of broad application known to the Employee or independently developed by the Employee prior to the Employee’s employment by the Company or (iv) the Employee is required to disclose Company Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, that the Employee shall, prior to any such disclosure, immediately notify the Company of such requirement and provided further, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Company Information to be so disclosed on such terms as it shall determine.

2. Third Party Information.  In the performance of Employee's duties, the Employee has previously had, will have and/or may be expected in the future to have, access to confidential or proprietary information with respect to third parties which is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (the “Third Party Information”). Except in the performance of duties to the Company or any Affiliate, the Employee shall not, during the Employment Period and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Third Party Information.

G. Work Product.

1. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

2. All Work Product that the Employee may have discovered, invented or originated during Employee's employment by the Company or any of its Affiliates prior to the Employment Period, that he or she may discover, invent or originate during the Employment Period or at any time in the period of six (6) months after the Termination of Employment, shall be the exclusive property of the Company and its Affiliates, as applicable, and Employee hereby assigns all of Employee’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein.  Employee shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein.  The Employee hereby appoints the Company as Employee's attorney-in-fact to execute on Employee's behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

H. Enforcement.

1. The Employee acknowledges that violation of any of the covenants and agreements set forth in this Section IV would cause the Company or any of its Affiliates irreparable damage for which the Company or any Affiliate cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach by the Employee of this Section IV, the Company or any Affiliate shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). Employee agrees to pay all of the Company’s court costs and attorneys’ fees incurred in enforcing its rights under this Section IV and all other obligations of Employee under this Agreement, provided if the court, in a final and nonappealable decision, finds that the Company improperly filed the aforementioned action, the Company shall pay all of its own costs and those incurred by Employee. This provision shall not, however, be construed as a waiver of any of the rights which the Company or any Affiliate may have for damages under this Agreement or otherwise, and all of the Company’s and its Affiliate’s rights and remedies shall be unrestricted. This Section IV shall survive termination of this Agreement or Termination of Employment for any reason whatsoever.

2. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In particular, if any of the covenants or agreements set forth in Section IV, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or the areas of such provision or otherwise limit any such provision, and, in its reduced form, such provision shall then be enforceable. The parties intend that each covenant set forth in this Section IV shall be deemed to be a series of separate covenants, one for each and every county and political subdivision to which it is applicable.

3. The Employee understands that the provisions of this Section IV may limit Employee's ability to earn a livelihood in a business similar to the business of the Company or any Affiliate but nevertheless agrees and hereby acknowledges that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any Affiliate and the consideration provided under this Agreement, including, without limitation, any amounts or benefits provided hereunder, is sufficient to compensate the Employee for the restrictions contained in this Section IV.  In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that Employee will not assert, and it should not be considered, that any provisions of this Section IV prevented Employee from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

4. Each of the covenants of this Section IV is given by the Employee as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement and accept the obligations hereunder.

V.	TERMINATIONS

A. Procedures Applicable to Termination of Employment.

1. Termination by Employee. The Employee may resign upon thirty (30) days notice to the Company.  If Employee desires to terminate his or her employment for Good Reason, then Employee must give the Company a written notice of termination detailing why Employee believes a Good Reason event has occurred and such notice must be provided to the Company within ninety (90) days of the initial occurrence of such alleged Good Reason event.  The Company shall then have thirty (30) days after its receipt of written notice to cure the item cited in the written notice. Good Reason will not have formally occurred with respect to the event in question, unless and until the cure period has expired and the item remains uncured. At the end of the cure period, if the Company has not cured the basis for the Good Reason termination, Employee’s obligation to serve the Company, and the Company’s obligation to employ Employee under the terms of this Agreement, shall terminate simultaneously.

2. Termination by Company. The Company shall notify the Employee if the Employee's employment is terminated, and the date of Termination of Employment will be the date such notice is given.

B. Termination In the Event of Death or Disability.

1. In the event of the Employee’s death or Disability, the Company shall pay to the Employee or the Employee’s heirs, estate or legal representatives, as the case may be, the following:

(i) all Earned Obligations in a lump sum within thirty (30) days after the date of Termination of Employment; and

(ii) any benefits earned by the Employee as of the date of Termination of Employment under all qualified and non qualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements.

2. Employee’s employment will terminate automatically on Employee’s death.

3. If Employee dies or becomes Disabled before Employee’s employment starts, all of the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.

4. In the event of Termination of Employment as a result of the Employee’s Disability, the Company shall keep in force existing health and dental benefits for the Employee and Employee's dependents for a period of twelve (12) months from the date of Termination of Employment on the basis in effect at the time of such Termination of Employment.

C. Termination Without Cause or for Good Reason.

1. In the event that the Company terminates the Employee’s employment without Cause or the Employee terminates Employee's employment for Good Reason (within the time period provided above) (but excluding Termination of Employment by reason of the Employee’s death or Disability), the Company shall pay to the Employee the following:

(i) all Earned Obligations in a lump sum within thirty (30) days after the date of Termination of Employment;

(ii) any benefits earned by the Employee as of the date of Termination of Employment under all qualified and nonqualified retirement, pension, profit sharing and similar plans of  the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements;

(iii) the Company shall pay to the Employee, subject to applicable withholding, twelve (12) months of Base Salary paid in equal bi-monthly installments over a twelve (12) month period in accordance with the Company’s regular payroll practices; and

(iv) the Company shall reimburse Employee for benefits' coverage obtained by Employee with the consent of the Company for the Employee and Employee's dependents comparable to the coverage provided under the Company’s benefit plans or policies for a period of ninety (90) days following Termination of Employment.

D. Other Terminations.

1. In the event of Termination of Employment for any other reason (including a termination for Cause or resignation), the Company shall pay to the Employee the following:

(i) all Earned Obligations in a lump sum within thirty (30) days after the date of Termination of Employment; and

(ii) any benefits earned by the Employee as of the date of Termination of Employment under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements.

E. Change of Control Severance Payments.  Pursuant to Internal Revenue Code § 409A, and as more fully described in Section VII, any and all severance payments paid to the Employee due to Termination of Employment without Cause or for Good Reason within six (6) months of a Change of Control shall not be paid until the seventh (7th) month following the Termination of Employment.

F. Reduction of Severance Payments upon Additional Employment. If the Employee obtains any other employment during the period the Company remains obligated to provide any compensation or benefits to Employee as set forth in this Section V, the Employee shall promptly notify the Company thereof and of the aggregate gross compensation payable to Employee in respect of such other employment, and the Company shall have the right to deduct, dollar for dollar, from the amount payable by the Company to Employee the gross aggregate amount of compensation and benefits Employee receives from such other employment. If Employee violates any provisions of Sections IV or V during the period which the Company is obligated to compensate Employee under this Section V, then Company's obligations under this Section V to provide Employee certain compensation and benefits shall cease and Employee shall have no rights to any future payments or benefits from Company.

G. Exclusivity.  The amounts payable to the Employee pursuant to Section V shall be the Employee’s sole remedy in the event of the Termination of Employment of the Employee, and the Employee waives any and all rights to pursue any other remedy at law or in equity; provided, however, that this shall not constitute a waiver of any rights provided under any federal, state or local laws or regulations relating to discrimination in employment, employment compensation laws, or the Fair Labor Standards Act, and provided, further, that nothing in this Section V or elsewhere in this Agreement is intended to limit the Employee’s rights under Company policies or applicable law which by their terms survive the applicable Termination of Employment.

H. Survival of Terms upon Termination of the Agreement.  Except as otherwise provided in this Agreement, the provisions in Section IV shall survive the Termination of Employment.

VI.	EMPLOYEE REPRESENTATIONS

The Employee hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Employee and the Company and the performance by the Employee of the Employee’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Employee is a party or otherwise bound or any judgment, order or decree to which the Employee is subject or other applicable law; (ii) that the Employee has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Employee entering into this Agreement or carrying out Employee's duties hereunder; (iii) the Employee is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; and (iv) the Employee understands the Company will rely upon the accuracy and truth of the representations and warranties of the Employee set forth herein and the Employee consents to such reliance.

VII.	INTERNAL REVENUE CODE § 409A COMPLIANCE.

The Agreement shall be interpreted to ensure that the payments made to the Employee are exempt from, or comply with, Internal Revenue Code § 409A; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Internal Revenue Code § 409A) from the Employee to the Company or to any other individual or entity.

A.  Delay of Payment to Specified Employees. Notwithstanding anything contained in this Agreement to the contrary, subject to the remaining provisions of this paragraph, if, as of the date of the Employee's Termination of Employment, the Company determines that the Employee is a “specified employee,” the aggregate of the severance payments described in Section V that otherwise would be paid in the six-month period following the date of the Employee's Termination of Employment  will instead be paid during the seventh (7th) calendar month following the date of the Employee's Termination of Employment or, if earlier, within thirty (30) days of the date of the Employee’s death, provided, however, that the six-month delay described herein shall not apply with respect to payments that are not deferred compensation under severance payments that (i) are due only upon an involuntary separation from service (as defined in Treas. Reg. § 1.409A-1(n) of the Department of Treasury Regulations), (ii) when combined with all other such severance payments, do not exceed the amount specified in Treas. Reg. § 1.409A-1(b)(9)(iii)(A) (generally the lesser of two times annualized pay or two times the compensation limit in Section 401(a)(17) of the Internal Revenue Code), and (iii) are completed by the end of the second calendar year following the year in which the Employee's involuntary separation from service occurred. To the extent severance amounts are required to be delayed under this paragraph A, such severance amounts are considered for purposes of Internal Revenue Code § 409A to be separate payments from the severance amounts that are not required to be delayed. For purposes of this Agreement, "specified employee" shall have the meaning described in Section 1.409A-1(i) of the Treasury Regulations.

B. Payment to Beneficiary Upon Death.  Upon death, severance pay shall continue to be paid to an Employee’s beneficiary, designated in writing, or if none, to his or her estate.

C. Amendment of Severance Pay Plan. During the lifetime of an Employee, this Agreement may be amended in whole or in part by the mutual written agreement of the parties involved. In the case of an amendment that increases the amount of deferred compensation (severance pay), the plan is not considered established with respect to the additional amount deferred until the plan, as amended, is established in accordance with Treas. Reg. § 1.409A-1(c)(3)(i).  No acceleration of the deferred compensation shall occur on account of any such amendment.  In addition, the payment of deferred compensation shall not be deferred by amendment unless the amendment takes effect at least twelve (12) months after the date on which the amendment is made and becomes irrevocable; (2) in the case of an amendment related to a payment not occurring on account of death, the payment with respect to which such amendment is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid); and (3) any amendment related to a payment at a specified time or pursuant to a fixed schedule is made not less than twelve (12) months before the date the payment is scheduled to be paid.

D. Domestic Relations Orders. The rules of this Agreement governing changes in the time and form of payment do not apply to elections by individuals other than a service provider to the extent such elections are reflected in, or made in accordance with, the terms of a domestic relations order, as defined in Internal Revenue Code § 414(p)(1)(B).

E. USERRA Rights. The requirements of this Agreement are deemed met to the extent an election to change the time or form of a payment of deferred compensation is provided to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994.

F. Termination Of Severance Pay Plan. The Company and Employee may agree to terminate this Agreement and provide for distribution of a Employee’s deferred compensation (severance pay) to an Employee in lump sum provided that (1) the termination and liquidation do not occur proximate to a downturn in the financial health of the Company, (2) the Company terminates all similar aggregated deferred compensation agreements, (3) no payments in liquidation of the Agreement are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement, other than payments that would be payable under the terms of the Agreement if the action to terminate and liquidate the Agreement had not occurred, (4) all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement, and (5) the Company does not adopt a new similar aggregated plan within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement.

In addition, the Agreement can be terminated and liquidated within twelve (12) months of a corporate dissolution taxed under Internal Revenue Code § 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the plan are included in the participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(1)           The calendar year in which the plan termination and liquidation occurs.

(2)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(3)           The first calendar year in which the payment is administratively practicable.

In addition, the right is reserved to discontinue and terminate this Agreement in the event of an irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a Change of Control as defined by the final Internal Revenue Code § 409A regulations, provided that this paragraph will only apply to a payment made under the Agreement if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treas. Reg. § 1.409A-1(c)(2) are terminated and liquidated with respect to each Employee that experienced the Change of Control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

No termination shall adversely affect any Employee’s entitlement to payments under the Agreement prior to such termination, nor shall such termination relieve the Company of its obligation to pay benefits to participants as otherwise set forth herein.

G. Offset. The amount of any debt or other liability owed by a party to the Company shall reduce dollar for dollar any deferred compensation (severance pay) otherwise payable to that party hereunder, but not in excess of Five Thousand and No/100 Dollars ($5,000).  Any additional debt above Five Thousand and No/100 Dollars ($5,000) owed by a party shall not reduce that party’s deferred compensation but instead such party shall pay that debt to the Company.  If such party fails to do so, such party shall be liable for and shall reimburse the Company for the Company’s legal fees and costs in attempting to obtain such repayment.

H. Separate Payments. Each payment after Employee's Termination of Employment is intended to be a separate payment and not a stream of payments for purposes of Internal Revenue Code § 409A.

VIII.	ARBITRATION

A. It is mutually agreed between the Employee and the Company that any and all disputes between them, including disputes arising out of or relating to the Employee’s employment or the termination of Employee’s employment, will be subject to resolution only through final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (AAA), except as otherwise provided in this provision, in which case, this provision controls. A copy of the Rules may be obtained from Employer or by contacting the American Arbitration Association, 140 West 51st St., New York, New York 10020, or any regional office of the AAA. The claims covered by this Agreement to arbitrate include: contract claims; tort claims; wrongful termination claims; claims of discrimination, harassment, or retaliation; wage claims; and claims for violation of any public policy or any federal, state, or other governmental law, statute, regulation, or ordinance.  Claims may be brought only in the Employee’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding.

B. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Employee from filing a claim or communicating with the United States Equal Employment Opportunity Commission (the “EEOC”) or state agency responsible for the administrative processing of claims of discrimination, harassment or retaliation, or from pursuing any claim that cannot, as a matter of law, be the subject of a prospective arbitration agreement.  There are time limitations for filing a claim with the EEOC or such state agency.  This is not intended to provide legal advice; however, in most cases, in order to pursue a claim with the EEOC for discrimination under the federal civil rights laws, employees must file their claims within 300 days of the last act of discrimination.  State time limitations vary from state to state.

C. A demand for arbitration giving notice of any claim sought to be arbitrated must be filed with the regional office of the AAA within the time limit established by the applicable statute of limitations if the dispute involves statutory rights.  If no statutory rights are involved, notice must be filed within 180 calendar days of the date of the occurrence giving rise to the claim.  The party initiating arbitration must also give timely written notice of intention to arbitrate a claim to the other party by certified mail, return receipt requested.  One neutral arbitrator will conduct the arbitration and will be selected in accordance with AAA’s employment arbitration rules and procedures.  The arbitration generally will take place in the city where the Employee was last employed by the Company.  The Employee may initiate arbitration in the city where the Employee resides at the time of the request for arbitration; provided, however, that the Employee resides in a state where the Company maintains an office and that the arbitrator will have the authority to consider a motion by either party to change the venue of the arbitration and/or arbitration proceedings.  The arbitrator will have authority to resolve all or portions of the dispute through a summary judgment motion or related proceeding(s) in accordance with the Federal Rules of Civil Procedure.   The arbitrator must allow the parties discovery sufficient to adequately arbitrate their claims and defenses, even if the AAA’s rules and procedures are more restrictive.  The arbitrator will also apply the Federal Rules of Evidence.  The arbitrator must render a written arbitration decision that reveals the essential findings and conclusions on which the decision is based.  A party’s right to appeal the decision is limited to grounds provided under applicable state law or, if the dispute raises issues that would support federal jurisdiction, under applicable federal law.

D. In no event will the Employee be required to pay administrative fees in excess of the fees (if any) which would have been incurred by the Employee had the dispute(s) arbitrated under this Agreement been litigated in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court.  The Company will be responsible for all administrative fees exceeding such amount.  The Company and Employee will be equally responsible for paying the arbitrator’s daily, hourly, or other fees.  The types of costs (as limited herein) for which the Employee may also be responsible for include filing fees, deposition costs, service of process costs, witness fees, and transcript costs. The parties agree that in any arbitration, the arbitrator shall determine a prevailing party. The prevailing party in the arbitration will be entitled to recover such actual costs and attorneys' fees that the prevailing party would be entitled to recover in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court.

E. The arbitrator will have authority to order all remedies, including temporary restraining orders, preliminary injunctions, and permanent injunctions, that would be available to the parties if the dispute between them was litigated in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court.  In statutory claims of discrimination, the arbitrator may award reasonable attorneys’ fees (including expert fees) to the prevailing party if it would be entitled to recover such fees in accordance with applicable legal standards in state court or, if the dispute raises issues that would support federal jurisdiction, in federal court.

F. THE EMPLOYEE AND THE COMPANY KNOWINGLY AND VOLUNTARILY WAIVE THEIR LEGAL RIGHTS TO HAVE DISPUTES BETWEEN THEM DECIDED BY A COURT OR PRESENTED TO A JURY.

IX.	MISCELLANEOUS

A. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of assets or stock, liquidation, or otherwise), by agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed to be the “Company” for purposes of this Agreement.

B. Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

1. if to the President or the Company, to:

Duckwall-ALCO Stores, Inc.
401 Cottage Street
Abilene, KS  67410
Attention: President

with a copy to:

Lathrop & Gage LLP
10851 Mastin Blvd., Suite 1000
Overland Park, Kansas 66210
Attention: Brett C. Bogan

2. if to the Employee to:

Ted Beaith
Duckwall-Alco Stores, Inc.
401 Cottage Street
Abilene, KS  67410

Any such address may be changed by written notice sent to the other party at the last recorded address of that party.

C. Tax Withholding.  The Company shall provide for the withholding of any taxes required to be withheld under federal, state and local law (other than the employer’s portion of such taxes) with respect to any payment in cash and/or other property made by or on behalf of the Company to or for the benefit of the Employee under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments owing from the Company to the Employee or (ii) make other satisfactory arrangements with the Employee to satisfy such withholding obligations.

D. No Assignment; No Third-Party Beneficiaries.  Except as otherwise expressly provided under this Agreement, this Agreement is not assignable by any party, and no payment to be made hereunder shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance or other charge.  No person shall be, or deemed to be, a third-party beneficiary of this Agreement.

E. Execution in Counterparts.  This Agreement may be executed by the parties hereto in one or more counterparts, including by electronic or facsimile signature, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on anyone counterpart.

F. Governing Law.  The validity of this Agreement and the interpretation and performance of all its terms shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to the choice of law rules thereof.

G. Headings.  The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

DUCKWALL-ALCO STORES, INC.

By:           /s/ Richard E. Wilson

Richard E. Wilson, President-Chief Executive Officer

EMPLOYEE

/s/ Ted Beaith

Ted Beaith

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